                                   EXHIBIT B


                     PROMISSORY NOTE DATED AUGUST 15, 1996

                                    BETWEEN

                          HUNTER'S GLEN/FORD, LTD. AND

                           NATIONSBANK OF TEXAS, N.A.

NATIONSBANK

                                PROMISSORY NOTE

Date: August 15, 1996    [X] New  [ ] Renewal    Amount: $10,000,000.00
Maturity Date: August 14, 1997

- --------------------------------------------------------------------------------
Bank:                                Borrower:

NationsBank of Texas, N.A.           Hunter's Glen/Ford, Ltd.
901 Main Street, 19th Floor          200 Crescent Court, Suite 1350
Dallas, Texas 75202                  Dallas, Texas 75201

Dallas County                        Dallas County
(Street address including county)    (Name and street address, including county)
- --------------------------------------------------------------------------------

FOR VALUE RECEIVED, the undersigned Borrower unconditionally (and jointly and severally, if more than one) promises to pay to the order of Bank, its successors and assigns, without setoff, at its offices indicated at the beginning of this Note, or at such other place as may be designated by Bank, the principal amount of TEN MILLION and No/100 Dollars ($10,000,000.00), or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

1. ADVANCE REQUEST. Each advance (sometimes herein also referred to as a "loan") shall be made by written request therefor to Bank (stating whether the advance is to bear interest at the Prime Rate or a Libor Rate, the amount of the advance, the date of the advance and in the case of each Libor Rate advance, the Libor Interest Period for such advance) not later than 11:00 a.m., Dallas, Texas, time, given by Borrower to Bank (i) as to any Libor Rate advance, at least two (2) Business Days prior to the date of such advance and (ii) as to any Prime Rate advance, on the day of such advance (with all defined terms not previously defined being defined as provided in Exhibit A attached hereto).
Bank shall on the date of the advance, not later than 1:00 p.m., Dallas, Texas, time, in immediately available funds, deposit the proceeds of such advance in the general deposit account of Borrower with Bank.

2. RATE. SEE EXHIBIT A (INTEREST OPTION PROVISIONS) ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. Notwithstanding any provision of this Note, Bank does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law. Borrower agrees that during the full term hereof, the maximum lawful interest rate for this Note as determined under Texas law shall be the indicated rate ceiling as specified in Article 5069-1.04 of V.A.T.S. Further, to the extent that any other lawful rate ceiling exceeds the rate ceiling so determined then the higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Bank.

3. ACCRUAL METHOD. Interest at the Rate set forth above will be calculated based on the number of actual days elapsed, and computed as if each year considered of 365 or 366 days, as the case may be.

4.  RATE CHANGE DATE.    Any interest rate based on a fluctuating index or base
rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes.

5. PAYMENT SCHEDULE. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Bank shall determine at its option.


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

     Borrower shall repay the principal amount of each advance under this Note on the earliest of (i) acceleration by Bank pursuant to Section 11, (ii) with respect to each advance under this Note bearing interest based on a Libor Rate Option, the last day of Libor Interest Period for such advance, and (iii) with respect to advances under this Note bearing interest based on a Prime Rate Option, on August 14, 1997.

6. REVOLVING FEATURE. Borrower may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the principal amount of this Note, provided that Borrower is not in default under any provision of this Note, any other documents executed in connection with this Note, or any other note or other loan documents now or hereafter executed in connection with any other obligation of Borrower to Bank, and provided that the borrowings hereunder do not exceed any borrowing base or other limitation on borrowings by Borrower. Bank shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Bank records of the amounts borrowed from time to time shall be conclusive proof thereof.

7. WAIVERS, CONSENTS AND COVENANTS. Borrower or any indorser or guarantor hereof (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any indorsement or guaranty of this Note, or any other documents executed in connection with this Note (the "Loan Documents") or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrower to Bank; (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Bank of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Bank, or any indulgence shown by Bank (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Bank shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this Note, under any indorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all reasonable costs and expenses of collection or defense of this Note or of any indorsement or guaranty hereof and/or the enforcement or defense of Bank's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

8. PREPAYMENTS. All prepayments of principal shall be applied consistent with Borrower's instructions, or in the absence of such instructions in such order as Bank shall determine in its sole discretion. Prepayments may be made in whole or in part at any time, without premium or penalty, on any loan for which the Rate is based on the Prime Rate. No prepayment of any loan based on a Libor Rate shall be permitted without the prior written consent of Bank. Notwithstanding such prohibition, if there is a prepayment of any such loan based on a Libor Rate, whether by consent of Bank, or because of acceleration or otherwise, Borrower shall, within 15 days of any request by Bank, pay to Bank any loss or expense which Bank may incur or sustain as a result of such prepayment. For the purposes of calculating the amounts owed only, it shall be assumed that Bank actually funded or committed to fund the loan evidenced hereby based on a Libor Rate through the purchase of an underlying deposit in an amount and for a term comparable to such loan, and such determination by Bank shall be conclusive, absent a manifest error in computation.

9. EVENTS OF DEFAULT. It shall be an event of default ("Event of Default") under this Note and each of any other documents executed in connection herewith if any of the following shall occur: (i) Borrower shall fail to make any payment of principal, interest or other amounts under this Note when due and such default shall continue for a period of five (5) Business Days; (ii) Borrower shall not have received cash dividend income from First Nationwide Holdings, Inc. of $7,000,000.00 or more during each six months ending June

30 and December 31; (iii) a default, breach or failure to timely and properly pay, observe or perform, shall occur under any other Loan Document and such default, breach, or other failure, if the same can be cured, shall continue for a period of fifteen (15) Business Days after notice by Bank to Borrower thereof;
(iv) any voluntary bankruptcy proceeding or any similar action is commenced with respect to Borrower or any of its assets; (v) any involuntary bankruptcy proceeding or similar action is commenced with respect to Borrower or any of its assets and such proceeding is not dismissed within 60 days after commencement;
(vi) Bank shall in good faith believe that the prospect of payment of amounts due with respect to this Note has been impaired; (vii) any representation or warranty made by Borrower in connection with this Note shall be false or incorrect in any material respect when made or deemed made and, if the same can be made true or corrected, such falsity or incorrectness shall continue for a period of fifteen (15) Business Days after notice by Bank to Borrower thereof; or (viii) the resignation or withdrawal of any general partner of Borrower (but not any deemed resignation or withdrawal resulting from the death of an individual general partner).

10. REMEDIES UPON DEFAULT. Whenever an Event of Default has occurred and is continuing (a) the entire balance outstanding hereunder and all other obligations of any Obligor to Bank (however acquired or evidenced) arising under or in connection with the Loan Documents shall, at the option of Bank, become immediately due and payable and any obligation of Bank to permit further borrowing under this Note shall immediately cease and terminate, and/or (b) to the extent permitted by law, the rate of interest on the unpaid principal shall be increased at Bank's discretion up to the lesser of (i) the maximum rate allowed by law or (ii) the Prime Rate plus 4% per annum (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default. At Bank's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of this Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon an Event of Default under this Note, Bank is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), that at any time shall come into the possession or custody or under the control of Bank or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Bank shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

11. NON-WAIVER. The failure at any time of Bank to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date.
All rights and remedies of Bank shall be cumulative and may be pursued singly, successively or together, at the option of Bank. The acceptance by Bank of any partial payment shall not constitute a waiver of any default or Event of Default or of any of Bank's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Bank unless the same shall be in writing, duly signed on behalf of Bank; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Bank or the obligations of Obligors to Bank in any other respect at any other time.

12. APPLICABLE LAW, VENUE AND JURISDICTION. Borrower agrees that this Note shall be deemed to have been made in the State of Texas at Bank's address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Texas and is performable in the City and County of Texas indicated at the beginning of this Note. In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.


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

13. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

14. BINDING EFFECT. This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Bank and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower
                              --------  -------
or Obligors hereunder can be assigned without prior written consent of Bank.

15. CONTROLLING DOCUMENT. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

16. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

     A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

     B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED
TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES

SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

BORROWER REPRESENTS TO BANK THAT THE PROCEEDS OF THIS LOAN ARE TO BE USED PRIMARILY FOR BUSINESS, COMMERCIAL OR AGRICULTURAL PURPOSES. BORROWER ACKNOWLEDGES HAVING READ AND UNDERSTOOD, AND AGREES TO BE BOUND BY, ALL TERMS AND CONDITIONS OF THIS NOTE.

NOTICE OF FINAL AGREEMENT:

THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BANK:  NATIONSBANK OF TEXAS, N.A.    BORROWER:

                                      HUNTER'S GLEN/FORD, LTD.
By: /s/ Michele Huff
    ----------------------
    Michele Huff
    Vice President, Private Client    By: FORD DIAMOND CORPORATION,
     Group                                General Partner

                                      By: /s/ Gerald J. Ford
                                          ------------------------------
                                          Gerald J. Ford, President


                                      By: /s/ Gerald J. Ford
                                          -------------------------------
                                          GERALD J. FORD, General Partner

                                   EXHIBIT A

                           INTEREST OPTION PROVISIONS


          THIS EXHIBIT A is attached to and forms a part of that certain PROMISSORY NOTE (the "Note"), dated August 15, 1996, between Hunter's Glen/Ford, Ltd., a Texas limited partnership ("Borrower), and NationsBank of Texas, N.A. ("Bank").

          1. Borrower's Rates. On the terms and subject to the conditions set forth below, Borrower will be able to select, from one of the following Rate Options, an interest rate (a "Rate") that will be applicable to a particular dollar increment of amounts outstanding, or to be disbursed, under the Note:

              (a) The Prime Rate (the "Prime Rate Option"); and

              (b) The Libor Rate, plus 2.00% per annum (the "Libor Rate
                  Option").

Interest based on the Prime Rate Option is a floating rate and will change on and as of the date of a change in the Prime Rate. Interest based on the Libor Rate Option will be fixed for periods of 30, 60, 90, 120 and 180 days (each a "Libor Interest Period").

          2.  Selection of Applicable Interest Rate.
              -------------------------------------

          (a) Request. Borrower may request (a "Rate Request") that a $100,000 increment or any amount in excess thereof (an "Increment") of the outstanding principal of, or amounts to be disbursed under, the Note bear interest at the Libor Rate Option or the Prime Rate Option by telephonic notice no later than 11:00 a.m. (Dallas, Texas time) (i) at least two (2) Business Days prior to the effective date of the Rate Request, in the case of the Libor Rate Options, or
(ii) the same date, in the case of the Prime Rate Option. Each Rate request shall specify: (i) whether the applicable interest rate shall be Prime Rate Option or the Libor Rate Option; (ii) the Interest Period. All such requests shall be recorded by Bank on a schedule attached hereto or otherwise maintained by Bank which schedule shall be conclusive evidence of the Interest Periods and applicable Rate Options and shall be binding on Borrower.

          (b) Applicable Interest Rates. Borrower's Rate Request will become effective, and interest on the Increment designated will be calculated at the rate requested by Borrower for the applicable Interest Period, subject to the following:

              (i) Notwithstanding any Rate Request, interest shall be calculated on the basis of the Prime Pate Option if (a) Bank, in good faith, is unable to ascertain the Libor Rate by reason of circumstances then affecting the applicable money market or otherwise, (b) it becomes unlawful or impracticable for the Bank to maintain loans based upon Libor Rate, or (c) Bank, in good faith, determines that it is impracticable to maintain loans based on the Libor Rate because of increased taxes, regulatory costs, reserve requirements, expenses or any other costs or charges that affect such Rate Options. Upon the occurrence of any of the above events, any increment to which a Libor Rate Option applies, shall be immediately (or at the option of Bank, at the end of the current Libor Interest Period), without further action of Borrower or Bank, converted to an Increment to which the Prime Rate Option applies.

              (ii) A Rate Request shall be effective as to amounts to be disbursed under the Note only if, on the effective date of the Rate Requests, such amounts are in fact disbursed to or for the account of the Borrower in accordance with the provisions of the Note and any related loan documents.

              (iii) Any amount of outstanding principal for which a Rate Request has not been made, or which is otherwise not effective, shall bear interest until paid in full at the Prime Rate Option.


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

          (iv) Any amounts of outstanding principal bearing interest based upon the Libor Rate Option shall bear interest at such rate until the end of the Interest Period therefor, and thereafter shall bear interest based upon the Prime Rate Option unless a new Rate Request for a Libor Rate Option complying with the terms hereof has been made and has become effective.

          (v) If an Event of Default has occurred and is continuing, then Bank shall no longer be obligated to honor any Rate Requests.

          (vi) No Libor Interest Period shall extend beyond the maturity date of the Note.

     (c) Repayment. Principal and interest shall be payable as detailed in the Promissory Note.

  3. Defined Terms. The following terms as used in this Exhibit A shall have the following meanings:

  "Business Day" shall mean a day on which Bank is open for business and dealing in deposits in Dallas, Texas.

  "Libor Rate" shall mean with respect to any Libor Interest Period, the rate of interest per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) determined by Bank, in accordance with its customary general practice from time to time, to be the ratio at which deposits in immediately available funds in Dollars are or would be offered or quoted by Bank to major banks in the London Interbank market, as of approximately 11:00 a.m. London time, or as soon thereafter as practicable, on the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period, as adjusted from time to time in Bank's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs.

  "Prime Rate" shall mean the rate of interest publicly announced from time to time by Bank at its office in Dallas, Texas as its "Prime Rate."

  4. Notices; Authority to Act. Borrower acknowledges and agrees that the agreement of Bank herein to receive certain notices by telephone is solely for the convenience of Borrower. Bank shall be entitled to rely on the authority of the person purporting to be a person authorized by Borrower to give such notice, and Bank shall have no liability to Borrower on account of any action taken by Bank in reliance upon such telephonic notice. The obligation of Borrower to repay all sums owing under the Note shall not be affected in any way or to any extent by any failure by Bank to receive written confirmation of any telephonic notice or the receipt by Bank of a confirmation which is at variance with the terms understood by Bank to be contained in the telephonic notice.

        IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be duly executed August 15, 1996.

BANK:  NATIONSBANK OF TEXAS, N.A.       BORROWER:

                                        HUNTER'S GLEN/FORD, LTD.
By:  /s/ Michele Huff
     ---------------------------
     Michele Huff
     Vice President, Private Client     By: FORD DIAMOND CORPORATION,
       Group                                 General Partner

                                            By: /s/ Gerald J. Ford
                                                ---------------------------
                                                Gerald J. Ford, President
                                                                -----------

                                            By: /s/ Gerald J. Ford
                                                ---------------------------
                                                GERALD J. FORD, General Partner




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